EXHIBIT 8.1

October 23, 2009

REG Newco, Inc.

416. S. Bell Avenue

P.O. Box 888

Ames, IA 50010

Ladies and Gentlemen:

We have acted as counsel to REG Newco, Inc., a Delaware corporation (“Newco”) in connection with the proposed consolidation of Newco with Renewable Energy Group, Inc., a Delaware corporation (“REG”), Central Iowa Energy, LLC, an Iowa limited liability company (“CIE”), Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”) and Blackhawk Biofuels, LLC, a Delaware limited liability company (“Blackhawk”). The consolidation will consist of up to four separate transactions (collectively the “Consolidation Transactions”) whereby Newco, through wholly-owned subsidiaries, will acquire REG and Blackhawk by merger and will acquire substantially all of the assets and liabilities of CIE and WIE, pursuant to the transactions described in a Registration Statement on Form S-4 (Commission File No. 333-161187) originally filed with the United States Securities and Exchange Commission on August 10, 2009 (the “Registration Statement”).

You have requested that we render our opinion with regard to the U.S. federal income tax consequences of the Consolidation Transactions. In rendering our opinion, we have examined and are familiar with the REG Merger Agreement, the CIE Asset Purchase Agreement, the WIE Asset Purchase Agreement and the Blackhawk Merger Agreement (collectively the “Consolidation Agreements”), the Registration Statement, tax representation letters to be provided to us by Newco, REG, CIE, WIE and Blackhawk, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes

Steven J. Roy

Direct Number: (515) 283-8044 • Facsimile: (515) 283-3108 • E-Mail: sjr@nyemaster.com

700 Walnut, Suite 1600 • Des Moines, IA 50309-3899 • (515) 283-3100

With offices in Des Moines, Ames and Cedar Rapids

www.nyemaster.com

October 23, 2009

of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that each Consolidation Transaction will be consummated in accordance with the provisions of the applicable Consolidation Agreement and in the manner contemplated by the Registration Statement, and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the applicable Consolidation Agreement without any waiver, breach or amendment thereof; and (ii) the continuing truth and accuracy at all times through the effective time of each Consolidation Agreement (the “Effective Time”) of the statements, representations and warranties made by Newco, REG, CIE, WIE and Blackhawk in the applicable Consolidation Agreement, the Registration Statement, the representation letters or otherwise made to us.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences”, the discussion in the Registration Statement, under the caption “The Consolidation Transactions - Material U.S. Federal Income Tax Consequences,” to the extent it constitutes descriptions of legal matters or legal conclusions, is our opinion of the U.S. federal income tax consequences of the Consolidation Transactions to the stockholders of REG and the unitholders of Blackhawk, CIE and WIE, other than REG or any affiliate of REG.

Our opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected.

Our opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Consolidation Transactions, or any other transaction (including any transaction undertaken in connection with the foregoing). This opinion is rendered to you in connection with the filing of the Registration Statement and may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the discussion of our opinion in the Registration Statement and to the use of our name under the caption “The Consolidation Transactions - Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not

October 23, 2009

thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

NYEMASTER, GOODE, WEST, HANSELL & O’BRIEN, P.C.

By:	/s/ Steven J. Roy
Steven J. Roy

By:	/s/ Denise M. Mendt
Denise M. Mendt